Exhibit 10.18

June 24, 2011

Transfer Agreement Letter – REVISED

Darryl McCall

Coty SAS

Dear Darryl,

We are pleased to confirm your relocation to Geneva, Switzerland, in your continued role of Executive Vice President Operations. The full specification of the role is as described in our conversations. The transfer agreement, along with the employment agreement, contains specific provisions that reflect your discussions with Coty CEO regarding an early retirement.

The place of employment shall be the Company’s office in Switzerland, located at 87 Rue de Lyon, Geneva provided, however, that within the normal course of your duties, you may be required to travel extensively and relocate in accordance with the Company’s needs.

This letter serves as a summary of the terms of your offer.

Effective Date

Your transfer will be effective on July 1, 2011 (the Effective Date).

As of the Effective date, your contract with Coty SAS in France will cease. You will no longer be an employee of Coty SAS and you will become an employee of Coty Geneva SA (the Company) in Switzerland.

Your service with the Coty group of companies commenced on June 2, 2008; this will be the date used for benefit eligibility purposes in Switzerland, subject to local regulations.

Annual Base Salary

As of the Effective Date, you shall receive an annual gross base salary of 575.000 CHF, payable in 13 installments according to the local payroll practices. Your next salary review will be on July 1, 2012.

Annual Bonus

In addition to the annual base salary, you shall continue to participate in the Coty Inc. Annual Performance Plan (APP) with an annual target award of 60% of your annual base salary. Your participation is subject to the terms of the APP. We confirm that your FY11 APP relates to activities performed in France and will therefore be treated as French related income although it might be paid in Switzerland.

Equity Plan

You will continue to remain eligible to Coty equity plans.

Employee Benefits

You will be enrolled in the local Swiss benefits programs as of the Effective Date. Detailed information describing these programs will be provided to you by the Human Resources Department in Switzerland following the commencement of your employment.

Vacation

You will be eligible for vacation entitlement of 25 working days in line with the Swiss practice. This will be advised by the Human Resources Department in Switzerland. Annual holidays must be arranged giving due consideration to the business interests of the Company: You undertake to coordinate your annual holidays with your direct manager.

Company Car

In line with the Company’s policy you will be entitled to a company car either, at your choice, to a car allowance.

Relocation Services

Consistent with the International Transfer Policy (ITP), the Company will provide assistance with securing accommodations in Geneva and paying for the move of your household goods. As part of this, the Company will offer the following relocation services:

•	Cost of Living Allowance (COLA): In recognition of the higher cost of living including higher rental costs in Switzerland, the company will pay a COLA amounting to 48’000 CHF net per annum during the first three years of your Assignment. Such allowance will be paid on a monthly basis and any required adjustment to ensure the net amount shall be on a yearly basis.

•	Relocation Allowance: The Company shall pay you one time allowance of 48.000 CHF, subject to all applicable taxes and withholdings. The purpose of this allowance is to fully compensate all issues or concerns not otherwise dealt with this offer. It will be paid to you when you physically relocate to Switzerland.

•	Shipment of Household Goods
The Company will pay all reasonable costs of relocating your and your spouse’s household goods to Geneva using the most cost efficient mode available.

•	Temporary living: The Company will reimburse you for the rental cost of your current Paris apartment during the first six months of your assignment (from July 2011 through December 2011).

•	Housing assistance: the Company will provide reasonable assistance with securing accommodation for you and your spouse in the area of Geneva, upon your arrival.

•	Language: The Company shall continue to cover reasonable French tuition fees for you and your spouse.

•	Work papers and visa: the Company will pay the expense associated with securing the appropriate visa documents and work papers for you as well as visa documents for your spouse.

Early Retirement / Termination

There have been several discussions between you and Coty CEO about your desire to possibly retire early. According to current applicable Swiss plan, you might elect for retirement as of November 10, 2012 when you reach the age of 58.

Should you decide to retire from the Company, having reached the age of 58, you will benefit from the Company rules applicable to retirees regarding the accelerated vesting and exercise of Coty shares and options.

You will also benefit from such rules if the Company ends your employment without cause, provided you have reached the age of 58 when the termination occurs and you have signed a full release.

Should you or the Company end your employment with Coty for any other reason, such rules would not apply.

Coty’s ruling on your retirement status may differ from Swiss applicable laws and applies exclusively for the treatment of your shares and options. Right for pension and other retirement benefits is solely determined by applicable Swiss laws and plan terms. Coty shall not compensate for any lower pension because of an early retirement.

Notice and Severance

Both you and the Company may terminate your employment with the Company with a three months written notice:

Should your employment be terminated by the Company for any other reason than for cause, you shall receive a severance amounting to 9 months gross base salary, provided that any illness or incapacity to work during the notice period will not extend the final term of employment.

The eligibility to, and payment of, the severance is subject to your formal acceptance of a full settlement and release agreement.

Tax Assistance

You are personally responsible for the taxes associated with your income, and expressly exempt the Company and any related companies from any tax or related claims that may arise. The Company will make available to you, and pay the expense of a tax consultant (currently PwC) for any reasonable tax preparation assistance required for your tax declarations during your assignment in Switzerland. Should your employment be terminated during this period, the tax assistance would cease on the termination date.

Governance of Terms of Employment

From the Effective Date, your terms of employment shall be governed by the labor laws applying in Geneva, Switzerland, except that the APP shall be governed by the laws of the State of New York and the United States of America.

Your relocation will be effective from the date of the appropriate successful grant of visa and work permit in Switzerland.

A new employment contract is established with Coty Geneva SA (a copy of which is provided to you along this document) and any previous employment agreement with Coty SAS will be void.

I look forward to receiving your formal acceptance of our offer by signature on the copy of this letter by June 30, 2011.

With regards,

/s/ Géraud-Marie Lacassagne Géraud-Marie Lacassagne Senior Vice President, Human Resources, Coty President, Coty SAS	/s/ Darryl McCall Darryl McCall Date: 21.7.11